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                                 EXHIBIT d.(iii)

          Form of Amendment Number 2 to Investment Management Agreement


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                              AMENDMENT NUMBER 2 TO
                         INVESTMENT MANAGEMENT AGREEMENT

         Pursuant to the Investment Management Agreement between HL Investment Advisors, LLC ("HL Advisors"), formerly known as Hartford Investment Advisors, Inc., and Hartford Series Fund, Inc. (the "Company") dated May 29, 1998, as amended (the "Agreement"), Hartford Global Health HLS Fund and Hartford Global Technology HLS Fund are hereby included in the definition of Portfolio on Attachment A of said Agreement. All provisions in the Agreement shall also apply to the management of Hartford Global Health HLS Fund and Hartford Global Technology HLS Fund, except as stated below.

         The advisory fee for the two new portfolios shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Fund.


         NET ASSET VALUE                                 ANNUAL RATE
         ---------------                                 -----------
         First $250,000,000
         Next $250,000,000
         Next $500,000,000
         Amount Over $1 Billion

         HL Advisors may waive all or a portion of these fees from time to time as agreed between the parties.

         This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 8 of the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the ____ day of ___________, 2000.


HL INVESTMENT ADVISORS, LLC            HARTFORD SERIES FUND, INC.
                                       on behalf of:
                                       Hartford Global Health HLS Fund
By: ______________________             Hartford Global Technology HLS Fund


                                       By: _________________________